UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KELSO TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia	98-1469890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13966 18B Avenue
Surrey, British Columbia V4A 8J1, Canada
(Address of Principal Executive Offices)(Zip Code)

2014 Stock Option Plan
(Full title of the plan)

CT Corporation System
1015 15th Street NW, Suite 1000
Washington, District of Columbia 20005
(Name and address of agent for service)

(855) 284-3207
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Clark Wilson LLP
Suite 900 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Attention: Bernard Pinsky

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities to	Amount to be	offering price	aggregate offering	registration
be registered	registered(1),(2)	per share(3)	price(3)	fee
Common Shares	2,400,000	$0.78	$1,872,000	$242.99

(1)

An indeterminate number of additional common shares shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional common shares in accordance with Rule 416.

(2)

Consists of up to 2,400,000 common shares of our company issuable pursuant to our 2014 Stock Option Plan. Our 2014 Stock Option provides that the aggregate number of common shares reserved for issuance upon the exercise of all options granted under the 2014 Stock Option Plan or otherwise must not exceed 10% of the issued and outstanding common shares of our company from time to time. As at the date hereof, a total of 3,745,000 common shares are reserved for issuance upon the exercise of stock options granted or to be granted under the 2014 Stock Option Plan.

(3)

Estimated in accordance with Rule 457 (h) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices ($0.80 high and $0.75 low) for our common shares on November 5, 2019, as reported by the NYSE American.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 2,400,000 common shares that are issuable pursuant to our 2014 Stock Option Plan.

The purpose of our 2014 Stock Option Plan is to attract and retain employees, officers and directors of our company and to motivate them to advance the interests of our company by affording them the opportunity to acquire an equity interest in our company through stock options granted under the 2014 Stock Option Plan to purchase common shares. As at the date hereof, a total of 3,745,000 common shares are reserved for issuance upon the exercise of stock options granted or to be granted under the 2014 Stock Option Plan.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form F-3 under the Securities Act of 1933 (in accordance with Section C of the General Instructions to Form S-8). The reoffer prospectus may be used for reoffers and resales of up to an aggregate of 1,400,000 “control securities” (as such term is defined in Form S-8) issuable upon exercise of the stock options granted pursuant to our 2014 Stock Option Plan on a continuous or delayed basis in the future.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants of our 2014 Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Reoffer Prospectus

1,400,000 Shares

Kelso Technologies Inc.

Common Shares

_________________________________

The selling shareholders identified in this reoffer prospectus may offer and sell up to 1,400,000 common shares issuable upon exercise of stock options. We granted the stock options to such selling shareholders pursuant to our 2014 Stock Option Plan.

The selling shareholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The selling shareholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

We will not receive any proceeds from the sale of the common shares by the selling shareholders. We may, however, receive proceeds upon exercise of the stock options by the selling shareholders. We will pay for expenses of this offering, except that the selling shareholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their common shares.

Our common shares are quoted on the Toronto Stock Exchange under the symbol “KLS” and on the NYSE American under symbol “KIQ”. On November 11, 2019, the closing price of our common shares on the NYSE American was US$0.7942 per share and on the Toronto Stock Exchange was CDN$1.07 per share.

_________________________________

Investing in our common shares involves risks. See “Risk Factors” beginning on page 7.

_________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________________

The date of this reoffer prospectus is November 12, 2019.

As used in this reoffer prospectus, the terms “we”, “us”, “our”, the “Company” and “Kelso” refer to Kelso Technologies Inc., a British Columbia corporation, and its wholly-owned subsidiaries, Kelso Technologies (U.S.A.) Inc., KIQ Industries Inc., Kel-Flo Industries Inc. (formerly Kelso Innovative Solutions Inc.) and KIQ X Industries Inc., unless otherwise specified. In this reoffer prospectus, the terms “dollar”, “US$” or “$” refer to United States dollars and the term CDN$ refers to Canadian dollars.

Prospectus Summary

Our Business

Our company is a railroad equipment supplier that produces and sells proprietary tank car service equipment used in the safe loading, unloading and containment of hazardous materials during transport. Products are specifically designed to provide economic and operational advantages while reducing the potential effects of human error and environmental harm during the transport of hazardous materials.

We currently offer approximately 60 products. Key products include 47 types of PRV for pressure management; 4 types of OBM, BOV and VRV that address the technical requirements of loading, transport and unloading operations for the containment of non-hazardous and hazardous commodities during transport. These products are proprietary and patent protected and designed for use on applications on railroad tank cars, but can be modified for use in other markets such as trucking. In addition to current product offerings, Kel-Flo Industries Inc., our wholly-owned product development enterprise, receives feedback from key customers on new products to add to our catalogue and considers, and where appropriate incorporates, this customer feedback into product development decisions. We do not have any agreements with our company’s customers in this regard.

Our management expanded our business plans in 2016 to include non-tank car related equipment, engineering and troubleshooting services and ancillary non-proprietary production services. Product development activities are focusing on the creation of innovative engineered solutions for a wide range of applications in all transportation markets.

We continue to build a quality brand in the railroad industry based on our reputation to create, develop, engineer and reliably supply “best technology” product solutions that address the demanding technology criteria of our company’s railroad customers. In less than three years, we have successfully gained the railroad industry’s confidence, approval and their willingness to adopt its products.

We operate in conjunction with our four wholly-owned subsidiaries, Kelso Technologies (USA) Inc., Kel-Flo Industries Inc. (“Kel-Flo”) (formerly Kelso Innovative), KIQ X Industries Inc. (“KIQ X”) and KIQ Industries Inc. (“KIQ”) Kel-Flo focuses on engineering industrial designs and distribution plans for our company’s products for applications in the roadway trucking and trailer market. KIQ is working on the development of several new specialty products. KIQ X is working on developing the Active Suspension Control System and Method for No-Road Vehicles.

The principal offices of our company are located at 13966 18B Avenue, Surrey, British Columbia V4A 8J1, Canada. Our telephone number is (604) 590-1525.

The Offering

The selling shareholders identified in this reoffer prospectus may offer and sell up to 1,400,000 common shares issuable upon exercise of stock options. We granted the stock options to such selling shareholders pursuant to our 2014 Stock Option Plan.

The selling shareholders may sell all or a portion of the common shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Number of Common Shares Outstanding

As of November 12, 2019, there were 47,170,086 common shares of our company issued and outstanding.

Use of Proceeds

We will not receive any proceeds from the sale of any common shares by the selling shareholders. We may, however, receive proceeds upon exercise of the stock options by the selling shareholders. If we receive proceeds upon exercise of these stock options, we intend to use these proceeds for working capital and general corporate purposes.

Risk Factors

An investment in our common shares involves a high degree of risk. The risks described below include material risks to our company or to investors purchasing common shares that are known to our company. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common shares could decline and you might lose all or part of your investment. When determining whether to buy our common shares, you should also refer to the other information contained in or incorporated by reference in this reoffer prospectus.

Risks Related to Our Business

The Company’s products involve detailed proprietary and engineering knowledge and specific customer adoption criteria. If the Company is not able to effectively protect the Company’s intellectual property or cater to specific customer adoption criteria, the Company’s business may suffer a material negative impact and may fail.

The success of the Company will be dependent on the Company’s ability to successfully develop, qualify under current regulations, and protect the Company’s technologies by way of patents and trademarks.

The Company has obtained patents for its external constant force spring pressure relief valve, one-bolt manway system, vacuum relief valve, PCH valve, PCL valve and bottom outlet valve. The Company has patents pending for its Active Suspension Control System for commercial rugged terrain vehicles. If the Company is unable to secure trademark and patent protection for the Company’s intellectual property in the future, or that protection is inadequate for future products, the business may be materially adversely affected.

Further, there is no assurance that the Company’s railroad equipment products and other aspects of the Company’s business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although the Company is not aware of any such claims, the Company may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of the Company’s business. If the Company is found to have violated the intellectual property rights of others, the Company may be enjoined from using such intellectual property, and the Company may incur licensing fees or be forced to develop alternatives. In addition, the Company may incur substantial expenses and diversion of management time in defending against these third-party infringement claims, regardless of their merit successful infringement or licensing claims against the Company may result in substantial monetary liabilities, which may materially and adversely disrupt the Company’s business.

The Company may be unable to secure or maintain regulatory qualifications for its product.

The Association of American Railroads (the “AAR”) has specific adoption criteria that must be met before the Company’s products can be utilized by customers in the railroad industry. The Company has been successful in obtaining AAR certification for the Company’s key products; however, there is no guarantee that the Company’s products will continue to meet AAR standards and adoption criteria as they evolve or that new products developed by the Company will receive AAR certification. In addition, certain customers may have specific adoption criteria beyond what is required by the AAR, and there is no guarantee that the Company will be able to cater to these specific adoption criteria. The Company’s failure to meet AAR and customer adoption criteria could have a material negative impact on the Company’s ability to obtain purchase orders and generate revenues.

The Company may not have sufficient capital in the future to meet rapid increases in production demands and may be unable to sustain its ability to grow its operations as quickly as anticipated.

Although the Company had a positive working capital position in the amount of $6,950,856 as at September 30, 2019, the Company may, from time to time, report a working capital deficit. To maintain its activities, the Company may require access to additional capital through the sale of securities or obtaining debt financing. There can be no assurance that the Company will be successful in obtaining such additional financing and failure to do so could result in the inability of the Company to develop new products, meet production schedules; execute delivery orders and continue its operations.

The Company has a limited operating history of earnings and may not be able to achieve its growth objectives.

The Company has a limited history of earnings. The Company is subject to all of the business risks and uncertainties associated with any business enterprise which is transitioning from product development to profitable operations, including the risk that it will not achieve the Company’s growth objectives. There is no assurance that the Company will be able to successfully complete the Company’s financing and development plans or operate profitably over the short or long term.

The Company is dependent upon the good faith and expertise of management to identify, develop and operate commercially viable product lines. No assurance can be given that the Company’s efforts will result in the development of additional commercially viable product lines or that the Company’s current product lines will prove to be commercially viable in the long-term. If the Company’s efforts are unsuccessful over a prolonged period of time, the Company may have insufficient working capital to continue to meet the Company’s ongoing obligations and the Company’s ability to obtain additional financing necessary to continue operations may also be adversely affected. Even if the Company is successful in developing one or more additional product lines, there is no assurance that these product lines or the Company’s existing product lines will be profitable.

New commercial markets for the Company’s products may not develop as quickly as anticipated or at all.

Markets for the Company’s products may not develop as quickly as anticipated, or at all, resulting in the Company being unable to meet its revenue and production targets. This may have a material negative impact on the Company, particularly if the Company has incurred significant expenses to cater to increased market demand and such market demand does not materialize.

Competition could affect the Company’s ability to grow its revenues as projected.

Although the Company has patents, trademarks and other protections in place to protect the proprietary technology on which the Company’s business is dependent, competitive products may be developed in the future. Competition could adversely affect the Company’s ability to acquire additional market share or to maintain revenue at current and projected levels.

Customer orders that are placed may be cancelled or rescheduled.

Although the Company makes efforts to ensure customers are satisfied with the Company’s products, there is a risk that customers may cancel purchase orders before they are filled. This may have a material negative impact on the Company, particularly if the Company has already ordered the component parts required to assemble the finished products for that order or if the Company has assembled the required finished products. The negative impact may be mitigated by the Company’s ability to utilize the component parts and finished products to satisfy other purchase orders, but there is no guarantee that the Company will able to mitigate the risk of loss to the Company from cancelled orders in this manner.

The Company is dependent on a small number of tank car producers and leasing companies.

Although management is optimistic about the Company’s future as a railway equipment supplier, the Company is dependent upon the five key customers that comprise the railroad tank car manufacturers for a significant portion of its revenue. In particular, the Company is dependent on four major US corporations and one Canadian corporation as customers. Although customers have displayed a pattern of consistent product orders growth over the past 18 months and timely payment of accounts owing, there is no guarantee that sales to these customers will continue at current levels or that these customers will continue to satisfy their payment obligations to the Company in a timely manner. The Company does not have any formal agreements for long term, large-scale purchase orders with these customers and only sells to them when purchase orders are received. The Company expects that this limited number of customers will continue to represent a substantial portion of its sales for the foreseeable future. The loss of any of these customers could have a material negative impact upon the Company and its results of operations.

Current products may not perform as well as expected.

There is a risk that the Company’s products may not perform as well as expected, which may result in customer complaints, returned products, product recalls and/or loss of repeat customer orders. Any one of these effects may have a material negative impact on the Company’s ability to generate revenue and continue operations.

There may be a shortage of parts and raw materials.

The Company currently has approximately three to five suppliers in the United States for each of the component parts and raw materials required to assemble the Company’s finished products. There is a risk that the Company may face a shortage of parts and raw materials in the future if the Company’s suppliers are unable to support current or increased customer demand for the Company’s products. This could have a material negative impact on the Company, its revenues and continued operations.

Production capacity may not be large enough to handle growth in market demand.

The Company’s production facilities may not be large enough to handle growing market demand for the Company’s products if market demand is beyond projected levels. The Company may not have sufficient capital to fund increased production at its existing facilities or to add new production facilities, and even if the Company did have sufficient funds for these purposes, the turnaround time to increase production may not be fast enough to meet market demand. This may have a material negative impact on the Company’s ability to maintain existing customers and expand its customer base, and its ability to generate revenue at current and projected levels.

The Company’s product development efforts may not result in new qualified commercial products.

The Company’s efforts to research and develop new products for the railroad industry and to develop applications for the Company’s products in other industries, such as the trucking industry and an active suspension control system for integrated road-no-road applications on commercial outback vehicles may not result in commercially viable products or applications. This may have a negative impact on the Company as its current products may cease to be best-available technology and the Company would not have a replacement or alternative product offering. Also, this may result in the Company’s investment into such research and development being a loss.

The Company may face uninsurable or underinsured risks.

In the course of development and production of railroad equipment products, certain risks, and in particular, destruction of production facilities by a natural disaster, acts of terrorism, acts of war or patent infringement may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company. Of the above listed risks only an act of war is truly uninsurable. The Company maintains commercial general liability insurance for claims up to $4,000,000 in aggregate and $1,000,000 per incident, as well as product liability insurance for claims up to $4,000,000 in aggregate and $1,000,000 per incident. Although the Company believes that the insurance policies currently in place adequately insure the Company given the size of its customer base and revenues from product sales, there is a risk that the Company’s insurance coverage may not be sufficient to cover future products claims.

Raw materials used by the Company for the production of its products are subject to price fluctuations which could change profitability expectations.

Many of the materials used in the Company’s products are common raw materials such as steel and rubber. These raw materials can be subject to significant price fluctuations. A steep rise in the price of such raw materials may have an adverse effect on the pricing of the Company’s products and the Company’s operating results. As the Company does not have any purchase agreements with customers, the Company is able to mitigate the risks associated with price fluctuations in the Company’s raw materials by adjusting the pricing of the Company’s products accordingly. However, there is no guarantee that customers will continue to purchase the Company’s products if prices are adjusted due to the fluctuation in the price of raw materials.

The success of the Company’s business depends substantially on the continuing efforts of its senior executives, and its business may be severely disrupted if the Company loses their services.

The future success of the Company heavily depends upon the continued services of its senior executives and other key employees. In particular, the Company relies on the expertise and experience of its Chief Executive Officer, Chief Financial Officer and the Chief Operating Officer of Kelso Technologies Inc. and its subsidiaries Kelso Technologies (USA) Inc., KIQ Industries Inc., KIQ X Industries Inc. and Kel-Flo Industries Inc. (formerly: Kelso Innovative Solutions Inc.). These individuals are under contractual obligations to the Company expiring on December 31, 2020, however if one or more of the Company’s senior executives were unable or unwilling to continue in their present positions, the Company might not be able to replace them easily or at all. If any of the Company’s senior executives joins a competitor or forms a competing company, the Company may lose clients, suppliers, key professionals, technical know-how and staff members.

The board of directors may change the Company’s operating policies and strategies without prior notice to shareholders or shareholder approval and such changes could harm the Company’s business and results of operations, and the value of the Company’s common shares.

The Board has the authority to modify or waive certain of the Company’s current operating policies and strategies without prior notice and without shareholder approval. The Company cannot predict the effect any changes to the Company’s current operating policies and strategies would have on the Company’s business, operating results and value of the common shares. However, such changes could have a material adverse effect on the Company’s financial position or otherwise.

Our articles contain provisions indemnifying our directors and former directors.

Our articles provide that our directors must cause our company to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia) and each director is deemed to have contracted with our company on this term.

Three of the Company’s officers and directors are located in Canada therefore it may be difficult to enforce any United States judgment for claims brought against the Company’s officers and directors.

The Company has been organized under the laws of the Province of British Columbia, Canada. Although the Company’s assets are located in the United States, several of the Company’s officers and directors are residents of Canada. As a result, it may be difficult to affect service of process within the United States on the Company’s officers and directors or to enforce against these persons any judgments in civil and commercial matters, including judgments under United States federal or state securities laws. In addition, a Canadian court may not permit an original action in Canada or enforce in Canada a judgment of a United States court based on civil liability provisions of the United States federal or state securities laws.

Risks Relating to Our Common Shares

If the Company’s business is unsuccessful, the Company’s shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for the Company’s expenses, liabilities or obligations beyond their total original capital contributions, should the Company suffer a deficiency in funds with which to meet the Company’s obligations, the shareholders as a whole may lose their entire investment in the Company.

The Company’s common shares are subject to the price volatility of publicly traded securities.

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price, which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuations in price will not occur. It may be anticipated that any quoted market for the common shares will be subject to market trends generally, notwithstanding any potential success of the Company.

The Company’s common shares have limited liquidity and shareholders may be unable to sell their shares.

The Company is publicly traded on both the NYSE American and Toronto Stock Exchange. There is currently a limited market for the Company’s common shares and the Company can provide no assurance to investors that a liquid market will develop. If a market for its common shares does not develop, shareholders may not be able to resell the common shares that they have purchased and they may lose all of their investment. Public announcements regarding the Company, changes in government regulations, conditions in the Company’s market segment and changes in earnings estimates by analysts may cause the price of the Company’s common shares to fluctuate substantially.

Investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share if the Company issues additional shares or raise funds through the sale of equity securities.

The Company’s articles currently authorize the issuance of an unlimited number of common shares without par value and an unlimited number of class A preference shares, of which 5,000,000 are designated as class A, convertible, voting, preferred shares. If the Company is required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If the Company issues any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in control of the Company.

As a foreign private issuer the Company will not be subject to U.S. proxy rules.

As a foreign private issuer, the Company will be exempt from the rules and regulations under the Securities Exchange Act of 1934 (United States) related to the furnishing and content of proxy statements.

Forward-Looking Statements

This reoffer prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our company’s or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Capitalization and Indebtedness

Our articles currently authorize the issuance of an unlimited number of common shares without par value and an unlimited number of class “A” preference shares without par value, of which 5,000,000 are designated as class “A” convertible voting preference, Series 1 shares. As of November 12, 2019, we had 41,170,086 common shares issued and outstanding and no preferred shares issued and outstanding.

The table below sets forth our total indebtedness and shows the capitalization of our company as of September 30, 2019 on an actual basis and on an as adjusted basis to give effect to the issuance of the aggregate of 1,400,000 common shares to the selling shareholders issuable on the exercise of the stock options by the selling shareholders.

As at September 30, 2019

	Actual	As Adjusted(1)

Liabilities
Accounts payable and accrued liabilities(2)	$1,489,836	$1,489,836
Income taxes payable	591,605	591,605

	2,081,441	2,081,441
Shareholders’ Equity
Capital Stock	$23,366,542	$24,510,542
Reserves	3,997,593	3,997,593
Deficit	(17,002,113)	(17,002,113)

Notes:

(1)        The As Adjusted column gives effect to the issuance of the aggregate 1,400,000 common shares to the selling shareholders.
(2)        As at September 30, 2019, amounts due to related parties included accounts payable, which are unsecured and have no interest or specific terms of payments, of $353,782 (2018 - $19,500) consisting of $nil (2018 - $19,500) for directors’ fees and $353,782 (2018 - $nil) for management fees.

The Offering

The selling shareholders identified in this reoffer prospectus may offer and sell up to 1,400,000 common shares issuable upon exercise of stock options. We granted the stock options to such selling shareholders pursuant to our 2014 Stock Option Plan.

Determination of Offering Price

The selling shareholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds

We will not receive any proceeds from the sale of the common shares by the selling shareholders. We may, however, receive proceeds upon exercise of the stock options granted to the selling shareholders. If we receive proceeds upon exercise of stock options, we intend to use these proceeds for working capital and general corporate purposes.

Markets

Our common shares are publicly traded on the NYSE American under the symbol “KIQ” and on the Toronto Stock Exchange under the symbol “KLS”.

Our common shares are in registered form and the transfer of our common shares is managed by our transfer agent, Computershare Investor Services Inc., located at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, Canada (Tel: (604) 661-9400; Fax: (604) 661-9549).

Selling Shareholders

The common shares being offered by the selling shareholders are those issuable to the selling shareholders upon the exercise of the stock options granted pursuant to our 2014 Stock Option Plan.

The following table provides (i) the name and address of each selling shareholder, (ii) the nature of any position, office or other material relationship that the selling shareholder has had within the past three years with our company, (iii) the number of common shares being offered by each selling shareholder and the percentage of outstanding common shares, and (iv) the number of common shares owned by the selling shareholder before and immediately after the offering and the percentage of outstanding common shares. The selling shareholders are not obligated to sell the common shares offered in this reoffer prospectus and may choose not to sell any of the common shares or only a part of the common shares that they receive.

The information provided in the following table with respect to the selling shareholders has been obtained from each of the selling shareholders. Because the selling shareholders may offer and sell all or only some portion of the common shares being offered pursuant to this reoffer prospectus, the numbers in the table below representing the amount and percentage of these common shares that will be held by the selling shareholders upon termination of the offering are only estimates based on the assumption that each selling shareholder will sell all of his or her common shares being offered in the offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he or she provided the information regarding the common shares beneficially owned by them, all or some portion of the common shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer. We may require the selling shareholders to suspend the sales of the common shares being offered pursuant to this reoffer prospectus upon the occurrence of any event that makes any statement in this reoffer prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Shareholder	Common Shares Owned by Selling Shareholder before the Offering(1)		Common Shares Offered in the Offering		Common Shares to Be Owned by Selling Shareholder after the Offering(1)
	# of Common Shares	% of Class (1)(2)	# of Common Shares	% of Class(2)	# of Common Shares(3)	% of Class(1)(2)
Anthony Andrukaitis(5)(6)	664,000(7)	1.40%	400,000(8)	*	264,000	*
Phil Dyer(9)(10)	360,000(11)	*	350,000(12)	*	10,000	*
Laura Roach(13)(14)	356,390(15)	*	350,000(16)	*	6,390	*
Jesse V. Crews(17)(18)	407,097(19)	*	300,000(20)	*	107,097	*
Totals	1,787,487		1,400,000		387,487

Notes

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to our common shares. Common shares subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person. We believe that the selling shareholders have sole voting and investment powers over their shares.

(2)	Based on 47,170,086 common shares issued and outstanding as of November 12, 2019.

(3)	We have assumed that the selling shareholders will sell all of the common shares being offered in this offering.

(5)	Anthony Andrukaitis has been a director of our company since August 24, 2011 and the Chief Operating Officer of our company since March 1, 2016.

(6)	Anthony Andrukaitis’s address is 136 Whispering Winds Drive, Gunter, Texas, USA 75058.

(7)

Includes 100,000 common shares issuable at an exercise price of $1.30 per share until August 18, 2021 upon exercise of the stock options granted pursuant to the stock option agreement dated August 18, 2016, 100,000 common shares issuable at an exercise price of $0.30 per share until November 28, 2022 upon exercise of the stock options granted pursuant to the stock option agreement dated November 28, 2017, 100,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 100,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(8)

Consists of 100,000 common shares issuable at an exercise price of $1.30 per share until August 18, 2021 upon exercise of the stock options granted pursuant to the stock option agreement dated August 18, 2016, 100,000 common shares issuable at an exercise price of $0.30 per share until November 28, 2022 upon exercise of the stock options granted pursuant to the stock option agreement dated November 28, 2017, 100,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 100,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(9)	Phil Dyer has been a director of our company since January 2, 2015.

(10)	Phil Dyer’s address is 2629 Rothland Lane Plano, Texas, USA 75023.

(11)

Includes 200,000 common shares issuable at an exercise price of $1.30 per share until August 18, 2021 upon exercise of the stock options granted pursuant to the stock option agreement dated August 18, 2016, 50,000 common shares issuable at an exercise price of $0.30 per share until November 28, 2022 upon exercise of the stock options granted pursuant to the stock option agreement dated November 28, 2017, 50,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 50,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(12)

Consists of 200,000 common shares issuable at an exercise price of $1.30 per share until August 18, 2021 upon exercise of the stock options granted pursuant to the stock option agreement dated August 18, 2016, 50,000 common shares issuable at an exercise price of $0.30 per share until November 28, 2022 upon exercise of the stock options granted pursuant to the stock option agreement dated November 28, 2017, 50,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 50,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(13)	Laura Roach has been a director of our company since August 10, 2016.

(14)	Laura Roach’s address is 8104 Greensboro Drive, Plano, Texas, USA 75025.

(15)

Includes 200,000 common shares issuable at an exercise price of $1.30 per share until August 18, 2021 upon exercise of the stock options granted pursuant to the stock option agreement dated August 18, 2016, 50,000 common shares issuable at an exercise price of $0.30 per share until July 6, 2022 upon exercise of the stock options granted pursuant to the stock option agreement dated July 6, 2017, 50,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 50,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(16)

Consists of 200,000 common shares issuable at an exercise price of $1.30 per share until August 18, 2021 upon exercise of the stock options granted pursuant to the stock option agreement dated August 18, 2016, 50,000 common shares issuable at an exercise price of $0.30 per share until July 6, 2022 upon exercise of the stock options granted pursuant to the stock option agreement dated July 6, 2017, 50,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 50,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(17)	Jesse V. Crews has been a director of the Company since April 17, 2018.

(18)	Jesse V. Crews’s address is 15 Alice Place, Orinda, California, USA 94563.

(19)

Includes 200,000 common shares issuable at an exercise price of $0.57 per share until April 17, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated April 17, 2018, 50,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 50,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

(20)

Consists of 200,000 common shares issuable at an exercise price of $0.57 per share until April 17, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated April 17, 2018, 50,000 common shares issuable at an exercise price of $0.50 per share until August 20, 2023 upon exercise of the stock options granted pursuant to the stock option agreement dated August 20, 2018, and 50,000 common shares issuable at an exercise price of $0.78 per share until August 19, 2024 upon exercise of the stock options granted pursuant to the stock option agreement dated August 19, 2019. We granted these stock options pursuant to our 2014 Stock Option Plan.

Plan of Distribution

The selling shareholders may, from time to time, sell all or a portion of our common shares on any market upon which our common shares may be listed or quoted (currently the NYSE American and the Toronto Stock Exchange), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The common shares being offered for resale pursuant to this reoffer prospectus may be sold by the selling shareholders by one or more of the following methods, without limitation:

1.	block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

3.	an exchange distribution in accordance with the rules of the applicable exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions;

6.	market sales (both long and short to the extent permitted under the federal securities laws);

7.	at the market to or through market makers or into an existing market for the shares;

8.	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

9.	a combination of any aforementioned methods of sale; and

10.	Any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of our common shares at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder if such broker-dealer is unable to sell the shares on behalf of the selling shareholder. Broker-dealers who acquire our common shares as principal may thereafter resell our common shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of our common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of our common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, any of the selling shareholders may pledge our common shares pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling shareholder, his or her broker may offer and sell the pledged common shares from time to time. Upon a sale of our common shares, we believe that the selling shareholders will satisfy the prospectus delivery requirements under the Securities Act of 1933. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any of the selling shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to the registration statement of which this reoffer prospectus forms a part will be filed disclosing the name of any broker-dealers, the number of our common shares involved, the price at which our common shares is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this reoffer prospectus and other facts material to the transaction.

We and the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of our common shares.

All expenses for this reoffer prospectus and related registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of our common shares will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

Any common shares being offered pursuant to this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable “cooling off” periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

Experts and Counsel

Our consolidated financial statements for the years ended December 31, 2018, 2017 and 2016 have been incorporated by reference in this reoffer prospectus from our annual report on Form 20-F for the year ended December 31, 2018 filed with the Securities and Exchange Commission on April 1, 2019 in reliance on the report of Smythe LLP, Chartered Professional Accountants, an independent registered public accounting firm, which has also been incorporated by reference in this reoffer prospectus, given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of Suite 900 – 885 West Georgia Street, Vancouver, British Columbia V6C 3H1, Canada has provided an opinion on the validity of the common shares being offered pursuant to this reoffer prospectus.

Interest of Named Experts and Counsel

No expert or counsel named in this reoffer prospectus was employed on a contingent basis, owns an amount of shares in our company or its subsidiaries which is material to that expert or counsel, or has a material, direct or indirect economic interest in our company or that depends on the success of this offering.

Expenses Relating to This Offering

The following table sets forth the expenses incurred by us in connection with the issuance and distribution of our common shares covered by this reoffer prospectus. The selling shareholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling shareholders’ legal counsels applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$226.89

Accounting fees and expenses	$2,500

Legal fees and expenses	$7,500

Transfer agent and registrar fees	$2,500

Miscellaneous expenses	$2,500

Total	$15,226.89

Share Capital

Our articles currently authorize the issuance of an unlimited number of common shares without par value and an unlimited number of class “A” preference shares without par value, of which 5,000,000 are designated as class “A” convertible voting preference, Series 1 shares.

As of November 12, 2019, we had 47,170,086 common shares issued and outstanding and no class “A” preference shares issued and outstanding. All of our common shares outstanding were fully paid and non-assessable. There are no shares not representing capital. Our company or subsidiaries do not own any shares of our company.

On January 1, 2018 we had 46,911,752 common shares issued and outstanding. During the year ended December 31, 2018 we issued a total of 258,334 common shares so that we had 47,170,086 common shares issued and outstanding as at December 31, 2018.

Except as disclosed below, more than 10% of our capital has not been paid for with assets other than cash within the past five years.

Warrants

As at December 31, 2018, we had the following outstanding warrants to purchase our common shares:

Number	Exercise Price	Expiry Date
Nil	N/A	N/A

As at November 12, 2019, we had the following outstanding warrants to purchase our common shares:

Number	Exercise Price	Expiry Date
Nil	N/A	N/A

Stock Options

As at December 31, 2018, we had the following outstanding stock options to purchase our common shares:

Number	Exercise Price	Expiry Date
28,571	CDN$0.70	October 7, 2019
100,000	CDN$6.85	November 14, 2019
1,175,000	$1.30	August 18, 2021
50,000	$0.90	July 6, 2022
750,000	$0.30	November 28, 2022
200,000	$0.57	April 17, 2023
750,000	$0.50	August 20, 2023

As at November 12, 2019, we had the following outstanding stock options to purchase our common shares:

Number	Exercise Price	Expiry Date
100,000	CDN$6.85	November 14, 2019
1,175,000	$1.30	August 18, 2021
50,000	$0.90	July 6, 2022
750,000	$0.30	November 28, 2022
200,000	$0.57	April 17, 2023
750,000	$0.50	August 20, 2023

10,000	$1.45	May 17, 2024
700,000	$0.78	August 19, 2024
10,000	$0.82	November 8, 2024

Other Convertible Obligations or Other Outstanding Equity-Linked Securities, or Subscription Rights

We do not have any other convertible obligations or other outstanding equity-linked securities or subscription rights.

Issuances of Common Shares

During the last three years, we have issued the following securities:

During the year ended December 31, 2016, we issued 340,000 common shares pursuant to the exercise of stock options for gross proceeds of $152,126.

On November 10, 2016, we entered into a technology development agreement to acquire all intellectual property rights of G & J Technologies, Inc. During the year ended December 31, 2017, we issued 250,000 common shares with a fair value of $192,946 pursuant to this technology development agreement, and 250,000 common shares with a fair value of $208,486 pursuant to achieving the second milestone of this technology development agreement.

During the year ended December 31, 2018, we issued 8,334 common shares pursuant to the exercise of stock options for gross proceeds of $2,500.

During the year ended December 31, 2018, we also issued 250,000 common shares with a fair value of $131,527 pursuant to achieving the third milestone of the aforementioned technology development agreement. These common shares were recorded as common shares to be issued at December 31, 2017.

Articles

Incorporation

We are incorporated under the Business Corporations Act (British Columbia). Our British Columbia incorporation number is BC0323395.

Objects and Purposes of Our Company

Our articles do not contain a description of our objects and purposes.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Our articles do not restrict directors’ power to (a) vote on a proposal, arrangement or contract in which the directors are materially interested or (b) to vote compensation to themselves or any other members of their body in the absence of an independent quorum. Any such conflicts of interest will be subject to the procedures and remedies as provided under the

Business Corporations Act (British Columbia).

Borrowing Powers of Directors

Our articles provide that we, if authorized by our directors, may from time to time on behalf of our company:

  borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

  issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of our company or any other person and at any discount or premium and on such other terms as they consider appropriate;

  guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

  mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future assets and undertaking of our company.

Qualifications of Directors

Under our articles, there is no mandatory retirement age for our directors and our directors are not required to own securities of our company in order to serve as directors.

Share Rights

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of class “A” preference shares without par value, of which 5,000,000 are designated as class “A” convertible voting preference, Series 1 shares.

Holders of our common shares are entitled to vote one vote for each share held at all meetings of our shareholders, to receive any dividend declared by our board of directors and, to receive the remaining property of our company upon dissolution. None of our common shares are subject to any call or assessment nor pre-emptive or conversion rights. There are no provisions attached to our common shares for redemption, purchase for cancellation, surrender or sinking or purchase funds.

Our class “A” preference shares may be issued in one or more series and, subject to the Business Corporations Act (British Columbia), the directors of our company may, by resolution, if none of the class “A” preference shares of any particular series are issued, alter articles of our company and authorize the alteration of the notice of articles of our company, as the case may be, to do one or more of the following:

  determine the maximum number of shares of that series that our company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

  create an identifying name for the shares of that series, or alter any such identifying name; and

  attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The holders of our class “A” preference shares are entitled, on the liquidation or dissolution of our company, whether voluntary or involuntary, or on any other distribution of the assets of our company among shareholders of our company for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of our common shares or any other shares of our company ranking junior to our class “A” preference shares with respect to the repayment of capital on the liquidation or dissolution of our company, whether voluntary or involuntary, or on any other distribution of the assets of our company among shareholders of our company for the purpose of winding up its affairs, the amount paid up with respect to each class “A” preference share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose will be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of our class “A” preference shares of the amounts so payable to them, they will not, as such, be entitled to share in any further distribution of the property or assets of our company, except as specifically provided in the special rights and restrictions attached to any particular series. All assets remaining after payment to the holders of our class “A” preference shares as aforesaid will be distributed rateably among the holders of our common shares. Holders of our class “A” preference shares are not entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of our company.

The holders of class “A” convertible voting preference, Series I shares (“Series I preference shares”), in addition to the rights, restrictions and limitations attached to the class “A” preference shares as a class, are entitled to receive notice of and to attend all meetings of our shareholders and have the right to vote at any such meeting on the basis of one vote for each Series I preference share held. For a period of five years after issuance, the Series I preference shares will be convertible into units at the rate of one unit for the greater of every fifteen cents of paid-up capital in respect of the Series I preference shares being so converted and such amount as may be stipulated by the TSX Venture Exchange, or such other stock exchange on which our common shares are listed at that time, at the time of issuance of such Series I preference shares as a condition to the requisite acceptance for filing by the TSX Venture Exchange of such issuance. This rate will escalate by $0.05 on each annual anniversary (but $0.10 if the previous rate was above $0.50, and $0.25 if the previous rate was above $1.00) . No fractional units must be issued. Each unit will consist of one common share and one non-transferrable share purchase warrant. Each non-transferrable share purchase warrant will entitle the holder to purchase one additional common share for a period of two years (but not subsequent to the fifth anniversary of the issuance of the corresponding Series I preference shares). The purchase price during the first year of the term of the warrant will be equal to the conversion price of the corresponding Series I preference shares at the time of conversion. During the second year, the purchase price will increase by 15%. But if the Series I preference shares are not so converted during the aforesaid five year period, each Series I preference share will be deemed to have been converted immediately after the expiry of such period at the applicable conversion price described above. The consideration for the issue of each of the Series I preference shares will be $1.00. If there is a subdivision or consolidation of the common shares prior to conversion of the Series I preference shares then the applicable conversion formula will be proportionately adjusted. No dividends will be declared or paid on the common shares unless and until rateably declared on the Series I preference shares on the basis of that number of common shares which the Series I preference shares may be converted at the time such dividends are so declared. In the event of dissolution, winding up or other return of capital of the company, registered holders of the Series I preference shares will be entitled to receive the amount paid up on such shares before any amount will be paid or any property or asset of the company is distributed to the registered holders of any other classes of shares. After payment to the registered holders of the Series I preference shares of the amount so payable to them as provided above, they will not be entitled to share in any further distribution of the property or assets of the company.

Meetings

Each director holds office until our next annual general meeting, or until his/her office is earlier vacated in accordance with our articles or with the provisions of the Business Corporations Act (British Columbia). A director appointed or elected to fill a vacancy on our board also holds office until our next annual general meeting.

Our articles provide that our annual meetings of shareholders must be held at such time in each calendar year and not more than 15 months after the last annual general meeting and at such place as our board of directors may from time to time determine. Our directors may, at any time, call a meeting of our shareholders.

The holders of not less than five percent of our issued shares that carry the right to vote at a meeting may requisition our directors to call a meeting of shareholders for the purposes stated in the requisition.

Under our articles, subject to the special rights and restrictions attached to the shares of any affected class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons, present in person or by proxy.

Our articles state that in addition to those persons who are entitled to vote at a meeting of our shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), any lawyer for our company, the auditor of our company, and any persons entitled or required under the Business Corporations Act (British Columbia) to be present at the meeting. If any of these persons do attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote our common shares under the laws of Canada or British Columbia, or in our charter documents.

Change in Control

There are no provisions in our articles or in the Business Corporations Act (British Columbia) that would have the effect of delaying, deferring or preventing a change in control of our company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving our company or our subsidiaries.

Ownership Threshold

Our articles or the Business Corporations Act (British Columbia) do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada, however, requires that we disclose in our information circular for our annual general meeting, holders who beneficially own more than 10% of our issued and outstanding shares. Most state corporation statutes do not contain provisions governing the threshold above which shareholder ownership must be disclosed. However, the United States federal securities laws require us to disclose, in our annual report on Form 20-F, holders who own 5% or more of our issued and outstanding shares.

Nominations of Directors

Our articles contain a timely notice provision for the nomination of directors. Only persons who are nominated in accordance with the procedures set forth in our articles will be eligible for election as directors of our company. Nominations of persons for election to our board of directors may be made at any annual meeting of shareholders or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

  by or at the direction of our board of directors, including pursuant to a notice of meeting;

  by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act (British Columbia), or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act (British Columbia); or

  by any person (a nominating shareholder): (A) who, at the close of business date of the giving of a notice described below, and is on the record date for notice of such meeting, entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures described below.

A nominating shareholder must have given timely notice of a nomination in proper written form to our secretary at our principal executive offices. To be timely, a nominating shareholder’s notice to our corporate secretary must be made:

  in the case of an annual meeting of our shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the 10th day after the Notice Date in respect of such meeting; and

  in the case of a special meeting (which is not also an annual meeting) of our shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. In no event will any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a nominating shareholder’s notice as described above.

Material Contracts

With the exception of contracts entered into in the ordinary course of business, we have not entered into any material contracts during the last two years.

Exchange Controls

There are no government laws, decrees or regulations in Canada which restrict the export or import of capital or which affect the remittance of dividends, interest or other payments to non-resident holders of the Company's common shares. Any remittances of dividends to United States residents and to other non-residents are, however, subject to withholding tax. See "Taxation" below.

Taxation

Canadian Federal Income Taxation

The Company considers that the following general summary fairly describes the principal Canadian federal income tax consequences applicable to a holder of the Company's common shares who is a resident of the United States, who is not, will not be and will not be deemed to be a resident of Canada for purposes of the Income Tax Act (Canada) and any applicable tax treaty and who does not use or hold, and is not deemed to use or hold, his, her or its common shares in the capital of the Company in connection with carrying on a business in Canada (a "non-resident holder").

This summary is based upon the current provisions of the Income Tax Act (Canada), the regulations thereunder (the "Regulations"), the current publicly announced administrative and assessing policies of the Canada Revenue Agency and the Canada-United States Tax Convention as amended by the Protocols thereto (the "Treaty"). This summary also takes into account the amendments to the Income Tax Act (Canada) and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that all such Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences applicable to a holder of the Company's common shares and, except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax consequences described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder or prospective holder of the Company's common shares, and no opinion or representation with respect to the tax consequences to any holder or prospective holder of the Company's common shares is made, accordingly, holders and prospective holders of the Company's common shares should consult their own tax advisors with respect to the income tax consequences of purchasing, owning and disposing of the Company's common shares in their particular circumstances.

Dividends

Dividends paid on the Company's common shares to a non-resident holder will be subject under the Income Tax Act (Canada) to withholding tax at a rate of 25% subject to a reduction under the provisions of an applicable tax treaty, which tax is deducted at source by the Company. The Treaty provides that the Income Tax Act (Canada) standard 25% withholding tax rate is reduced to 15% on dividends paid on shares of a corporation resident in Canada (such as the Company) to residents of the United States, and also provides for a further reduction of this rate to 5% where the beneficial owner of the dividends is a corporation resident in the United States that owns at least 10% of the voting shares of the corporation paying the dividend.

Capital Gains

A non-resident holder is not subject to tax under the Income Tax Act (Canada) in respect of a capital gain realized upon the disposition of a common share of the Company unless such share represents "taxable Canadian property", as defined in the Income Tax Act (Canada), to the holder thereof. The Company’s common shares will not be considered taxable Canadian property.

United States Federal Income Taxation

The following is a general discussion of United States federal foreign income tax matters under current law, generally applicable to a U.S. Holder (as defined below) of the Company's common shares who holds such shares as capital assets. This discussion addresses the material United States federal income tax consequences but does not address consequences peculiar to persons subject to special provisions of federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local or foreign tax consequences. See "Certain Canadian Federal Income Tax Consequences" above.

The following discussion is based upon the Internal Revenue Code, as amended (the "Code"), Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. In addition, this discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. No assurance can be given that the IRS will agree with such statements and conclusions, or will not take, or a court will not adopt, a position contrary to any position taken herein.

Holders and prospective holders of common shares should consult their own tax advisors with respect to federal, state, local, and foreign tax consequences of purchasing, owning and disposing of the Company's common shares.

U.S. Holders

As used herein, a "U.S. Holder" includes a holder of less than 10% of the Company's common shares who is a citizen or resident of the United States (including green card holder), a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, any entity which is taxable as a corporation for U.S. tax purposes and any other person or entity whose ownership of the Company's common shares is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of the Company's common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation.

Distributions

The gross amount of a distribution paid to a U.S. Holder who is an individual will generally be taxable as dividend income to the U.S. Holder for U.S. federal income tax purposes to the extent paid out of the Company's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions which are taxable dividends and which meet certain requirements will be "qualified dividend income" and taxed to U.S. Holders at a maximum U.S. federal rate of 20%. In addition, any dividend may be subject to the net investment income tax of 3.8% if income exceeds the applicable statutory threshold amount. Distributions in excess of the Company's current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder's tax basis in the common shares and, to the extent in excess of such tax basis, will be treated as a gain from a sale or exchange of such shares.

Capital Gains

In general, upon a sale, exchange or other disposition of common shares, a U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other distribution and the U.S. Holder's adjusted tax basis in such shares. Such gain or loss will be U.S. source gain or loss and will be treated as a long-term capital gain or loss if the U.S. Holder's holding period of the shares exceeds one year. If the U.S. Holder is an individual, a long-term capital gain will be taxed at a maximum U.S. federal tax rate of 20%. In addition, any capital gains may be subject to the net investment income tax of 3.8% if income exceeds the applicable statutory threshold amount. The deductibility of capital losses is subject to limitations depending on the individual U.S. Holders filing status.

Foreign Tax Credit

A U.S. Holder who pays (or has had withheld from distributions) Canadian income tax with respect to the ownership of the Company's common shares may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. The decision to claim a credit or a deduction is made on a year-by-year basis and generally applies to all foreign income taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the tax credit, among which are an ownership period requirement and the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's United States income tax liability that the U.S. Holder's foreign source income bears to his or its worldwide taxable income. In determining the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income. The availability of the foreign tax credit and the application of these complex limitations on the tax credit are fact specific and holders and prospective holders of the Company's common shares should consult their own tax advisors regarding their individual circumstances.

Dividends

There is no dividend restriction; however, we have not declared any dividends since our inception and do not anticipate that we will do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance the development of our business. Any future payment of dividends or distributions will be determined by our board of directors on the basis of our earnings, financial requirements and other relevant factors.

There is no special procedure for non-resident holders to claim dividends. Any remittances of dividends to United States residents and to other non-residents are, however, subject to withholding tax. See “Taxation” above.

Subsidiary Information

The Company operates in conjunction with the Company's four wholly-owned subsidiaries Kelso Technologies (USA) Inc. (incorporated on August 3, 2005 in the State of Nevada), Kel-Flo Industries Inc. (formerly: Kelso Innovative Solutions Inc.) (incorporated on June 20, 2012 in the State of Nevada), KIQ Industries Inc. (incorporated on October 7, 2014 in the State of Nevada) and KIQ X Industries Inc. (incorporated on December 12, 2017 in the Province of British Columbia, Canada).Kelso Technologies Inc. owns 100% of the voting securities of each of the Company's subsidiaries and none of the subsidiaries has a class of restricted securities.

Material Changes

There have been no material changes to the affairs of the Company since December 31, 2018 which have not previously been described in a report on Form 20-F or Form 6-K filed with the Securities and Exchange Commission and incorporated into this reoffer prospectus by reference.

Incorporation of Certain Information by Reference

The following documents filed with or furnished to the Securities and Exchange Commission by our company are incorporated into this reoffer prospectus by reference:

1.	our annual report on Form 20-F filed on April 1, 2019;

2.	our report on Form 6-K filed on April 15, 2019 relating to the annual general meeting;

3.	our report on Form 6-K filed on May 13, 2019 relating to the financial statements and management’s discussion and analysis for the three months ended March 31, 2019;

4.	our report on Form 6-K filed on June 10, 2019 relating to the annual general meeting results;

5.	our report on Form 6-K filed on June 10, 2019 relating to the voting results from annual general meeting;

6.	our report on Form 6-K filed on August 14, 2019 relating to the financial statements and management’s discussion and analysis for the six months ended June 30, 2019;

7.	our report on Form 6-K filed on October 31, 2019 relating to the financial statements and management’s discussion and analysis for the nine months ended September 30, 2019; and

8.

the description of our common shares contained in our registration statement on Form 8-A filed on October 9, 2014, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to the registration statement of which this reoffer prospectus forms a part have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this reoffer prospectus and to be part hereof from the date of filing of such documents. Any documents that we furnish to the Securities and Exchange Commission on Form 6-K will be incorporated by reference into this reoffer prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

Where You Can Find More Information

We will provide to each person, including any beneficial owner, to whom this reoffer prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this reoffer prospectus but not delivered with this reoffer prospectus. Requests for documents should be directed to Kelso Technologies Inc., 13966 18B Avenue, Surrey, British Columbia V4A 8J1 Canada, Attention: CEO, telephone number (250) 764-3618. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

We are subject to informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the Securities and Exchange Commission reports, including annual reports on Form 20-F and reports on Form 6-K. As a foreign private issuer, we will be exempt from certain rules under the Securities Exchange Act of 1934 that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Securities Exchange Act of 1934. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as a company that files as a U.S. domestic issuer whose securities are registered under the Securities Exchange Act of 1934, nor are we generally required to comply with the Securities and Exchange Commission's Regulation FD, which restricts the selective disclosure of material non-public information. For as long as we are a "foreign private issuer" we are required to file annual reports on Form 20-F and we intend to furnish our quarterly updates on Form 6-K to the Securities and Exchange Commission for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Securities Exchange Act of 1934. However, the information we file or furnish is not the same as the information that is required in annual and quarterly reports on Form 10-K or Form 10-Q for U.S. domestic issuers. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a U.S. domestic issuer.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

Our corporate website address is www.kelsotech.com. The information contained on, or that may be accessed through, our corporate website is not part of, and is not incorporated into, this reoffer prospectus.

We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered under this reoffer prospectus. This reoffer prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. This reoffer prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date of this reoffer prospectus.

1,400,000 Shares

Kelso Technologies Inc.

Common Shares

_________________________________

Reoffer Prospectus

_________________________________

November 12, 2019

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission by our company are incorporated into this registration statement by reference:

1.	our annual report on Form 20-F filed on April 1, 2019;

2.	our report on Form 6-K filed on April 15, 2019 relating to the annual general meeting;

3.	our report on Form 6-K filed on May 13, 2019 relating to the financial statements and management’s discussion and analysis for the three months ended March 31, 2019;

4.	our report on Form 6-K filed on June 10, 2019 relating to the annual general meeting results;

5.	our report on Form 6-K filed on June 10, 2019 relating to the voting results from annual general meeting;

6.	our report on Form 6-K filed on August 14, 2019 relating to the financial statements and management’s discussion and analysis for the six months ended June 30, 2019;

7.	our report on Form 6-K filed on October 31, 2019 relating to the financial statements and management’s discussion and analysis for the nine months ended September 30, 2019; and

7.

the description of our common shares contained in our registration statement on Form 8-A filed on October 9, 2014, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any documents that we furnish to the Securities and Exchange Commission on Form 6-K will be incorporated by reference into this registration statement only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert named in this registration statement as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with this registration statement) or counsel named in this registration statement as having given an opinion upon the validity of the securities being offered pursuant to this registration statement or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Item 6. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An “eligible party” means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity. An “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

A corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Our articles provide that our directors must cause our company to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia) and each director is deemed to have contracted with our company on this term.

Insurance

We have a director’s and officer’s insurance policy which provides coverage for up to $15,000,000.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

(4)	Instruments Defining the Rights of Security Holders, including Indentures

4.1	Certificate of Incorporation (incorporated by reference from the applicable exhibit to our registration statement on Form 20-F filed on August 29, 2013)

4.2	Certificate of Name Change (incorporated by reference from the applicable exhibit to our registration statement on Form 20-F filed on August 29, 2013)

4.3	Notice of Articles (incorporated by reference from the applicable exhibit to our registration statement on Form 20-F filed on August 29, 2013)

4.4	Articles (incorporated by reference from the applicable exhibit to our registration statement on Form 20-F filed on August 29, 2013)

4.5*	2014 Stock Option Plan

(5)	Opinion regarding Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

(23)	Consents of Experts and Counsel

23.1*	Consent of Smythe LLP, Chartered Professional Accountants

23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)

*Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1.      to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2.      that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Surrey, Province of British Columbia, Canada on November 12, 2019.

Kelso Technologies Inc.

By:

/s/ James R. Bond
James R. Bond
President and Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James R. Bond
James R. Bond
President and Chief Executive Officer and Director
(Principal Executive Officer)
Date: November 12, 2019

/s/ Richard Lee
Richard Lee
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
Date: November 12, 2019

/s/ Peter Hughes
Peter Hughes
Director
Date: November 12, 2019

/s/ Anthony Andrukaitis
Anthony Andrukaitis
Director
Date: November 12, 2019

/s/ Phil Dyer
Phil Dyer
Director
Date: November 12, 2019

/s/ Paul Cass
Paul Cass
Director
Date: November 12, 2019

/s/ Laura Roach
Laura Roach
Director
Date: November 12, 2019

/s/ Jesse V. Crews
Jesse V. Crews
Director
Date: November 12, 2019

/s/ Anthony Andrukaitis
Anthony Andrukaitis
Authorized Representative in the United States
Date: November 12, 2019